As filed with the Securities and Exchange Commission on November 5, 2018

Registration Statement File No. 333-218673

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________

POST-EFFECTIVE AMENDMENT NO. 1

TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WRKCo Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-3335141
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1000 Abernathy Road NE

Atlanta, GA 30328

(770) 448-2193

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert B. McIntosh

Executive Vice President, General Counsel and Secretary

WRKCo Inc.

1000 Abernathy Road NE

Atlanta, GA 30328

(770) 448-2193

(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________

Copies to:

Richard Hall, Esq.

Andrew C. Elken, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1000

______________________

Approximate date of commencement of proposed sale to the public: Not applicable.

_____________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

WRKCo Inc., a Delaware corporation (formerly known as “WestRock Company”) (the “Registrant”), is filing this post-effective amendment (this “Post-Effective Amendment”) to its Registration Statement on Form S-3 (the “Registration Statement”) initially filed with the Securities and Exchange Commission on June 12, 2017, which registered 2,475,000 shares of the Registrant’s common stock, par value $0.01 per share, to be sold on a delayed or continuous basis, to deregister any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

On November 2, 2018, pursuant to that certain Agreement and Plan of Merger, dated as of January 28, 2018, among the Registrant, WestRock Company (formerly known as Whiskey Holdco, Inc.) (“WestRock”), KapStone Paper and Packaging Corporation, Whiskey Merger Sub, Inc. and Kola Merger Sub, Inc., Whiskey Merger Sub, Inc. merged with and into the Registrant, with the Registrant surviving such merger as a wholly owned subsidiary of WestRock (the “Merger”). In connection with the Merger, the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statement.

The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 5, 2018.

WRKCO INC.

By:	/s/ Robert B. McIntosh
Robert B. McIntosh
Executive Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.